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                                                                    EXHIBIT 23.1

                      CONSENT OF COOPERS & LYBRAND L.L.P.

We hereby consent to (i) the references to our firm in the Vital Images, Inc. Registration Statement on Form 10 under the caption "The Distribution -- Certain Federal Income Tax Consequences of the Distribution," (ii) the reference to our firm's opinion under such caption, and the inclusion of our firm's opinion, dated January 10, 1997, discussing the taxability of the Distribution of the Vital Images, Inc. shares, and (iii) the inclusion of our firm's opinion, dated March 6, 1997, discussing the summarization of certain tax consequences of the Distribution.


                                              /s/ COOPERS & LYBRAND L.L.P.


                                              COOPERS & LYBRAND L.L.P.

Minneapolis, MN

April 30, 1997